GENERAL MARITIME CORPORATION

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5680

GENERAL MARITIME CORPORATION
ANNOUNCES EXPIRATION OF CASH TENDER OFFER
FOR ITS 10% SENIOR NOTES DUE 2013

New York, NY - January 17, 2006 - General Maritime Corporation (NYSE: GMR) announced today that it has completed its tender offer and consent solicitation for any and all of its outstanding 10% Senior Notes due 2013 (the "Notes") (CUSIP 370290AC2). The tender offer for the Notes expired at 5:00 pm, New York City time, on January 17, 2006 (the “Expiration Time”) and is subject to the terms and conditions set forth in the Company’s Offer to Purchase for Cash and Solicitation of Consents dated December 15, 2005 (the “Offer to Purchase”).

On December 30, 2005 (the “First Payment Date”), General Maritime Corporation accepted for purchase and paid for $226,460,000 principal amount of Notes tendered prior to the expiration of the Company’s consent solicitation at 5:00 pm, New York City time, on December 29, 2005 (the “Consent Time”), representing approximately 99.99% of the total principal amount of Notes outstanding. Holders who validly tendered (and did not validly withdraw) Notes prior to the Consent Time received total consideration per $1,000.00 principal amount of Notes tendered of $1,151.12 (the “Total Purchase Price”), which amount included a consent payment of $30.00 (the “Consent Payment”), plus accrued and unpaid interest on the Notes tendered up to, but not including, the First Payment Date.

No additional Notes were tendered subsequent to the Consent Time and prior to the Expiration Time. In light of the Company’s purchase on December 30, 2005 of all the Notes tendered prior to the Consent Time, the second supplemental indenture entered into among the Company, certain subsidiary guarantors of the Notes and LaSalle Bank National Association, as trustee (the “Second Supplemental Indenture”) will become operative. The Second Supplemental Indenture amends the indenture under which the Notes were issued (the “Indenture”), to eliminate substantially all of the restrictive covenants and certain default provisions in the Indenture (the “Amendments”). The Amendments are binding upon holders of Notes who did not tender their Notes pursuant to the Offer to Purchase even though such holders have not consented to the Amendments.

Goldman, Sachs & Co. acted as the exclusive dealer manager and solicitation agent for the tender offer and consent solicitation. D.F. King & Co., Inc. served as the information agent for the tender offer and consent solicitation.

About General Maritime Corporation

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. The Company also currently operates tankers in other regions including the Black Sea and Far East. General Maritime Corporation currently owns and operates a fleet of 31 tankers -- 20 Aframax, 7 Suezmax tankers and 4 Suezmax newbuilding contracts with a carrying capacity of approximately 3.8 million dwt. Following the completion of the Company’s recent vessel sales, the Company will own and operate a fleet of 30 tankers -- 19 Aframax, 7 Suezmax tankers, and 4 Suezmax newbuildings.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Factors that, in the Company's view, could cause actual results to differ materially from the forward-looking statements contained in this press release include those identified from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2004 and its subsequent reports on Form 10-Q and Form 8-K.

This press release does not constitute an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to any securities nor is this announcement an offer or solicitation of an offer to sell new securities.